Securities and Exchange Commission
October 16, 1998
Page 4




                                                                     Exhibit F-1



                                          October 16, 1998




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

            Re:   GPU, Inc.
                  Application on Form U-1
                  SEC File No. 70-9351
                  --------------------


Ladies and Gentlemen:

            We have examined the Application on Form U-1, dated August 27, 1998, under the Public Utility Holding Company Act of 1935 ("1935 Act"), filed by GPU, Inc. (the "Company" or "GPU"), a Pennsylvania corporation, with the Securities and Exchange Commission ("Commission"), and docketed by the Commission in SEC File No. 70-9351, as amended by Amendment No. 1 thereto, dated this date, of which this opinion is to be a part. (The Application, as thus to be amended, is hereinafter referred to as the "Application").

            The Application contemplates GPU's adoption and implementation of a stockholder rights plan (the "Plan"). Pursuant to the Plan the Board of Directors (the "Board") of GPU has, subject to receipt of the authorization requested, declared a dividend of one right (a "Right") for each outstanding share of GPU Common Stock, par value $2.50 per share (the "Common Stock"), payable to stockholders of record on the tenth business day after the first public announcement by the Company of receipt of the Commission authorization. The Rights will be created by and issued pursuant to a Rights Agreement (the "Rights Agreement"), between GPU and Chase Mellon Shareholder Services, Inc. ("Rights Agent"), as Rights Agent.

            We have been counsel to the Company for many years. In such capacity, we are familiar with the affairs of the Company and the transactions that are the subject matter of the Application.

            We are members of the Bar of the State of New York and do not purport to be expert on the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States. The opinions expressed herein are limited to matters governed by the laws of the State of New York and the Federal laws of the United States. As to all matters which are governed by the laws of the Commonwealth of Pennsylvania, we have


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relied on the opinion of Ballard Spahr  Andrews & Ingersoll,  LLP which is being filed as Exhibit F-2 to the Application.

            We have assumed that the proposed transactions are carried out in conformity with the Securities Act of 1933 and the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States.

            Based upon and subject to the foregoing, and assuming that the transactions therein proposed are carried out in accordance with the Application, we are of the opinion that when the Commission shall have entered an order forthwith granting the Application:

                        (a)  all  State  laws   applicable   to  the   proposed
                             transactions will have been complied with,

                        (b)  the Company is validly  organized and existing,

                        (c) when issued pursuant to the Rights Agreement, the Rights will be validly issued and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Rights Agreement, and

                        (d) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

            We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                    Very truly yours,



                                    BERLACK, ISRAELS & LIBERMAN LLP